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                                                                      EXHIBIT 99

                        Simmons Company and Subsidiaries
              Reconciliation of Operating Income to Adjusted EBITDA
                                 (in thousands)
                                   (Unaudited)

                                                                       September 30, 2000   September 25, 1999
                                                                           (14 weeks)           (13 weeks)
                                                                           ----------           ----------

Operating income                                                              $16,015              $14,883
Add:  Depreciation and amortization                                             4,832                4,661
      ESOP expense                                                              1,675                1,792
                                                                               ------               ------
EBITDA (a)                                                                     22,522               21,336
Add:  Charges related to change in retail investment
        strategy                                                                3,113                    -
      Increase in bad debt reserve related to
        Heilig-Meyers bankruptcy filing                                         1,820                    -
      Cash operating loss related to Gallery Corp.                                401                    -
                                                                               ------               ------
Adjusted EBITDA                                                               $27,856              $21,336
                                                                               ======               ======

                                                                       September 30, 2000   September 25, 1999
                                                                           (40 weeks)           (39 weeks)
                                                                           ----------           ----------
Operating income                                                              $18,047              $22,582
Add:  Depreciation and amortization                                            14,309               13,663
      Management compensation--severance related                                3,777                    -
      ESOP expense                                                              5,339                5,376
                                                                               ------               ------
EBITDA (a)                                                                     41,472               41,621
Add:  Charges related to change in retail investment
        strategy                                                                7,801                    -
      Increase in bad debt reserve related to
        Heilig-Meyers bankruptcy filing                                         1,820                    -
      Cash operating loss related to Gallery Corp.                                911                    -
                                                                               ------               ------
Adjusted EBITDA                                                               $52,004              $41,621
                                                                               ======               ======

(a) EBITDA represents earnings before interest expense, income tax expense, depreciation and amortization. We believe that EBITDA is a widely accepted financial indicator of a company's ability to service or incur debt and a similar measure is utilized for purposes of the covenants contained in the indenture related to the 10.25% Series B Subordinated Notes due 2009 and the Senior Credit Facility. EBITDA and adjusted EBITDA are not measurements of operating performance calculated in accordance with generally accepted accounting principles and should not be considered substitutes for operating income, net income, cash flows from operating activities or other statements of operations or cash flow data prepared in accordance with generally accepted accounting principles, or as measures of profitably or liquidity. EBITDA and adjusted EBITDA may not be indicative of our historical operating results, nor are they meant to be predictive of potential future results. Our measures of EBITDA and adjusted EBITDA may not be comparable to those recorded by other companies.